Exhibit 5(h)

FORM OF
SUBADVISORY AGREEMENT
between
BANKERS TRUST COMPANY
and
SPARTAN INTERNATIONAL INDEX FUND
 This Agreement is entered into as of the ___ day of _____, 1997, among Fidelity Concord Street Trust, a Massachusetts business trust (the "Trust"), on behalf of Spartan International Index Fund, a series portfolio of the Trust (the "Portfolio"), Fidelity Management & Research Company, a Massachusetts corporation ("Manager"), and Bankers Trust Company, a New York banking corporation ("Subadviser").
 WHEREAS, the Trust, on behalf of the Portfolio, has entered into a Management Contract, dated July __, 1997, with Manager (the "Management Contract"), pursuant to which Manager has agreed to provide certain management and administrative services to the Portfolio; and
 WHEREAS, Manager desires to appoint Subadviser as investment subadviser to provide the investment advisory and administrative services to the Portfolio specified herein, and Subadviser is willing to serve the Portfolio in such capacity; and
 WHEREAS, the trustees of the Trust (the "Trustees"), including a majority of the Trustees who are not "interested persons" (as such term is defined below) of any party to this Agreement, and the sole shareholder of the Portfolio, have each consented to such an arrangement;
 NOW THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:
I.  APPOINTMENT OF SUBADVISER; COMPENSATION
 1.1 Appointment as Subadviser. Subject to and in accordance with the provisions hereof, Manager hereby appoints Subadviser as investment subadviser to perform the various investment advisory and other services to the Portfolio set forth herein and, subject to the restrictions set forth herein, hereby delegates to Subadviser the authority vested in Manager pursuant to the Management Contract to the extent necessary to enable Subadviser to perform its obligations under this Agreement.
 1.2 Scope of Investment Authority. (a) The Subadviser is hereby authorized, on a discretionary basis, to manage the investments and determine the composition of the assets of the Portfolio, subject at all times to (i) the supervision and control of the Trustees, (ii) the requirements of the Investment Company Act of 1940, as amended (the "Investment Company Act") and the rules thereunder, (iii) the investment objective, policies and limitations, as provided in the Portfolio's Prospectus and other governing documents, and (iv) such instructions, policies and limitations relating to the Portfolio as the Trustees or Manager may from time to time adopt and communicate in writing to subadviser. Notwithstanding anything herein to the contrary, Subadviser is not authorized to take any action, including the purchase and sale of portfolio securities, in contravention of any restriction, limitation, objective, policy or instruction described in the previous sentence.
 (b) It is understood and agreed that, for so long as this Agreement shall remain in effect, Subadviser shall retain discretionary investment authority over the manner in which the Portfolio's assets are invested, and Manager shall not have the right to overrule any investment decision with respect to a particular security made by Subadviser, provided that the Trustees and Manager shall at all times have the right to monitor the Portfolio's investment activities and performance, require Subadviser to make reports and give explanations as to the manner in which the Portfolio's assets are being invested, and, should either Manager or the Trustees become dissatisfied with Subadviser's performance in any way, terminate this Agreement in accordance with the provisions of Section 9.2 hereof.
 1.3 Appointment as Proxy Voting Agent. Subject to and in accordance with the provisions hereof, the Trustees hereby appoint Subadviser as the Portfolio's proxy voting agent, and hereby delegate to Subadviser discretionary authority to vote all proxies solicited by or with respect to issuers of securities in which the assets of the Portfolio may be invested from time to time. Upon written notice to Subadviser, the Trustees may at any time withdraw the authority granted to Subadviser pursuant to this
Section 1.3 to perform any or all of the proxy voting services contemplated hereby.
 1.4  Governing Documents.  Manager will provide Subadviser with copies of
(i) the Trust's Declaration of Trust and By-laws, as currently in effect,
(ii) the Portfolio's currently effective prospectus and statement of additional information, as set forth in the Trust's registration statement under the Investment Company Act and the Securities Act of 1933, as amended, (iii) any instructions, investment policies or other restrictions adopted by the Trustees or Manager supplemental thereto, and (iv) the Management Contract. Manager will provide Subadviser with such further documentation and information concerning the investment objectives, policies and restrictions applicable to the Portfolio as Subadviser may from time to time reasonably request.
 1.5 Subadviser's Relationship. Notwithstanding anything herein to the contrary, Subadviser shall be an independent contractor and will have no authority to act for or represent the Trust, the Portfolio or Manager in any way or otherwise be deemed an agent of any of them, except to the extent expressly authorized by this Agreement or in writing by the Trust or Manager.
 1.6 Compensation. Subadviser shall be compensated for the services it performs on behalf of the Portfolio in accordance with the terms set forth in Appendix A to this Agreement.
II.  SERVICES TO BE PERFORMED BY SUBADVISER
 2.1 Investment Advisory Services. (a) In fulfilling its obligations to manage the assets of the Portfolio, Subadviser will:
 (i) formulate and implement a continuous investment program for the Portfolio, including, without limitation, implementation of a securities lending program in accordance with the provisions of Article III hereof;
 (ii) take whatever steps are necessary to implement these investment programs by the purchase and sale of securities and other investments, including the selection of brokers or dealers, the placing of orders for such purchases and sales in accordance with the provisions of paragraph (b) below and assuring that such purchases and sales are properly settled and cleared;
 (iii) provide such reports with respect to the implementation of the Portfolio's investment program as the Trustees or Manager shall reasonably request; and
  (iv) provide advice and assistance to Manager as to the determination of the fair value of certain securities where market quotations are not readily available for purposes of calculating net asset value of the Portfolio in accordance with valuation procedures and methods established by the Trustees.
 (b) The Subadviser shall place all orders for the purchase and sale of portfolio securities for the Portfolio's account with brokers and dealers selected by Subadviser. Such brokers and dealers may include brokers or dealers that are "affiliated persons" (as such term is defined in the Investment Company Act) of the Trust, the Portfolio, Manager or Subadviser, provided that Subadviser shall only place orders on behalf of the Portfolio with such affiliated persons in accordance with procedures adopted by the Trustees pursuant to Rule 17e-1 under the Investment Company Act. The Subadviser shall use its best efforts to seek to execute portfolio transactions at prices which are advantageous to the Portfolio and at commission rates which are reasonable in relation to the benefits received. In selecting brokers or dealers qualified to execute a particular transaction, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) to the Portfolio and/or other accounts over which Subadviser or its affiliates exercise investment discretion.
The Subadviser is authorized to pay a broker or dealer who provided such brokerage and research services a commission for executing a portfolio transaction for the Portfolio which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if Subadviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities which the Subadviser and its affiliates have in respect to accounts over which they exercise investment discretion. The Trustees shall periodically review the commissions paid by the Portfolio to determine if the commissions paid over representative periods were reasonable in relation to the benefits to the Portfolio.
 2.2. Administrative and Other Services. (a) Subadviser will, at its expense, furnish (i) all necessary investment and management facilities, including salaries of personnel required for it to execute its duties faithfully, and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment affairs of the Portfolio (excluding determination of net asset values and shareholder accounting services).
 (b) Subadviser will maintain all accounts, books and records with respect to the Portfolio as are required of an investment adviser of a registered investment company pursuant to the Investment Company Act and the rules thereunder. Subadviser agrees that such records are the property of the Trust, and will be surrendered to the Trust promptly upon request. The Manager shall be granted reasonable access to the records and documents in Subadviser's possession relating to the Portfolios.
 (c) Subadviser will vote the Portfolio's investment securities in the manner in which Subadviser believes to be in the best interests of the Portfolio, and shall review its proxy voting activities on a periodic basis with the Trustees.
 (d) Subadviser will provide custodian services to the Portfolio in accordance with the provisions of a separate Custodian Agreement, dated as of the date hereof, between the Trust, on behalf of the Portfolio, and Subadviser.
III.  SECURITIES LENDING
 3.1. Appointment as Agent. For as long as this Agreement shall remain in effect, Subadviser is hereby authorized as the Portfolio's agent to lend on a disclosed basis the Portfolio's securities. Subadviser is further authorized as the Portfolio's agent to sign agreements with borrowers, ownership or other certificates as may be required by the Internal Revenue Service or any other tax authorities, and to take any other actions necessary to effect such loans.
 3.2. Indemnification. (a) In the event that any securities lending transaction is terminated and the loaned securities or any portion thereof shall not have been returned to the Portfolio by or on behalf of the borrower within the time specified by Subadviser's agreement with the borrower (the "Delivery Date"), Subadviser shall, at its expense, within one (1) business day after the Delivery Date replace the loaned securities (or any portion thereof not so returned) with a like amount of the loaned securities of the same issuer, class and denomination, and hold the Portfolio, the Trustees and Manager harmless from any brokerage commission, fees, taxes or other expenses incurred by Subadviser in the purchase of such replacement securities. If Subadviser is unable to purchase such replacement securities on the open market within [one business day] after the Delivery Date (the "Reimbursement Date"), Subadviser shall credit the Portfolio's account by the close of business on the Reimbursement Date with an amount of cash in U.S. dollars equal to (i) if the Portfolio shall continue to hold such unreturned loaned securities, the Market Value (as defined below) of such unreturned loaned securities determined at the close of business as of the Reimbursement Date, plus all financial benefits derived from the beneficial ownership of the unreturned loaned securities which have accrued on such securities whether or not received from borrower, or (ii) if the Portfolio shall have sold such securities prior to the Reimbursement Date, the sale proceeds received by the Portfolio in respect of such sale, plus any interest, penalties, fees or other costs, if any, incurred by the Portfolio as a result of a failure to settle such sale on a timely basis. [The "Market Value" of any securities on any given day shall be the fair market value of such security on such day, as determined in accordance with the Portfolio's valuation procedures and methods, as adopted by the Trustees.]
 (b) In the event that Subadviser shall be required to make any payment to the Portfolio or shall incur any loss or expense pursuant to paragraph (a) above, it shall, to the extent of such payment or loss or expense, be subrogated to, and succeed to, all of the Portfolio's rights against the borrower and to the collateral involved. To the extent the collateral consists of cash or securities issued or guaranteed by the United States Government or its agencies, the Portfolio shall contemporaneously with any such payment to the Portfolio by Subadviser surrender same to Subadviser for its sole disposition.
 3.3 Securities Lending Procedures. Subadviser's securities lending activities on behalf of the Portfolio shall be governed by such procedures as shall be adopted by the Trustees or Manager, as the same may be amended from time to time.

IV.  COMPLIANCE; CONFIDENTIALITY
 4.1 Compliance. (a) Subadviser will comply with (i) all applicable state and federal laws and regulations governing the performance of the Subadviser's duties hereunder, (ii) the investment objective, policies and limitations, as provided in the Portfolio's Prospectus and other governing documents, and (iii) such instructions, policies and limitations relating to the Portfolio as the Trustees or Manager may from time to time adopt and communicate in writing to subadviser.
 (b) Subadviser will adopt a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and will provide the Trust with a copy of such code of ethics, evidence of its adoption and copies of any supplemental policies and procedures implemented to ensure compliance therewith. Within [forty-five (45)] days of the end of the last calendar quarter of each year while this Agreement is in effect, the president or a vice president or managing director of Subadviser shall certify to the Trust that Subadviser has complied with the requirements of Rule 17j-1 during the previous year and that there has been no violation of Subadviser's code of ethics or, if such violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of the Manager, Subadviser shall permit the Trust, or Manager, its employees or its agents to examine the reports required to be made to Subadviser by Rule 17j-1 (c) (1).
 4.2 Confidentiality. The parties to this Agreement agree that each shall treat as confidential all information provided by a party to the others regarding such party's business and operations, including without limitation the investment activities or holdings of the Portfolio. All confidential information provided by a party hereto shall be used by any other parties hereto solely for the purposes of rendering services pursuant to this Agreement and, except as may be required in carrying out the terms of this Agreement, shall not be disclosed to any third party without the prior consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or which thereafter becomes publicly available other than in contravention of this Section 4.2 or which is required to be disclosed by any regulatory authority in the lawful and appropriate exercise of its jurisdiction over a party, any auditor of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation.
V.  LIABILITY OF SUBADVISER
 5.1  Liability; Standard of Care.  Subject to the provisions of Section
3.2 hereof, neither Subadviser, nor any of its directors, officers or employees, shall be liable to Manager or the Trust for any loss resulting from Subadviser's acts or omissions as Subadviser to the Portfolio, except to the extent any such losses result from bad faith, willful misfeasance, reckless disregard or gross negligence on the part of the Subadviser or any of its directors, officers or employees in the performance of the Subadviser's duties and obligations under this Agreement.
 5.2 Indemnification. (a) Subadviser agrees to indemnify and hold the Trust harmless from any direct or indirect liabilities, losses or damages (including reasonable attorneys fees) suffered by the Trust resulting from bad faith, willful misfeasance, reckless disregard or gross negligence on the part of the Subadviser or any of its directors, officers or employees in the performance of the Subadviser's duties and obligations under this Agreement.
 (b) Subadviser hereby agrees to indemnify and hold Manager harmless from any and all direct or indirect liabilities, losses or damages (including reasonable attorneys fees) suffered by Manager resulting from (i) Subadviser's breach of its duties hereunder or (ii) any instance in which Subadviser fails to comply with the objectives, policies, restrictions or instructions referred to in Section 1.2 hereof and Manager is for any reason required by the Trustees to compensate the Portfolio for a resulting loss, except to the extent such loss results from Manager's own willful misfeasance, bad faith, reckless disregard or negligence in the performance of Manager's duties and obligations under the Management Contract.
 (c) Manager hereby agrees to indemnify and hold Subadviser harmless from any and all direct or indirect liabilities, losses or damages (including reasonable attorney's fees) suffered by Subadviser resulting from bad faith, willful misfeasance, reckless disregard or gross negligence on the part of Manager or any of its directors, officers or employees in the performance of Manager's duties and obligations under this Agreement, except to the extent such loss results from Subadviser's own willful misfeasance, bad faith, reckless disregard or negligence in the performance of Subadviser's duties and obligations under this Agreement.
VI.  SUPPLEMENTAL ARRANGEMENTS; EXPENSES; INSURANCE
 6.1 Supplemental Arrangements. Subject to the prior written consent of the Trustees and Manager, Subadviser may enter into arrangements with other persons affiliated with Subadviser to better fulfill its obligations under this Agreement for the provision of certain personnel and facilities to Subadviser, provided that such arrangements do not rise to the level of an advisory contract subject to the requirements of Section 15 of the Investment Company Act.
 6.2 Expenses. It is understood that the Portfolio will pay all of its expenses other than those expressly stated to be payable by Subadviser hereunder or by Manager under the Management Agreement. Subadviser expressly agrees to pay the cost of all custody services required by the Portfolio. Expenses paid by the Portfolios will include, but not be limited to, (i) interest and taxes; (ii) brokerage commissions and other costs in connection with the purchase or sale of securities and other investment instruments; (iii) fees and expenses of the Trustees other than those who are "interested persons" of the Trust, Manager or Subadviser;
(iv) legal and audit expenses; (v) registrar and transfer agent fees and expenses; (vi) fees and expenses related to the registration and qualification of the Trust and the Portfolio's shares for distribution under state and federal securities laws; (viii) expenses of printing and mailing reports and notices and proxy material to shareholders of the Portfolio; (viii) all other expenses incidental to holding meetings of the Portfolio's shareholders, including proxy solicitations therefor; (ix) insurance premiums for fidelity bond and other coverage; (x) investment management fees; (xi) expenses of typesetting for printing prospectuses and statements of additional information and supplements thereto; (xii) expenses of printing and mailing prospectuses and statements of additional information and supplements thereto; and (xiii) such non-recurring or extraordinary expenses as may arise, including those relating to actions, suits or proceedings to which the Portfolio is a party and any legal obligation that the Portfolio may have to indemnify the Trustees, officers and/or employees or agents with respect thereto. Subadviser shall not cause the Trust or the Portfolios to incur any expenses, other than those reasonably necessary for Subadviser to fulfill its obligations under this Agreement, unless Subadviser has first notified Manager of its intention to do so.
 6.3 Insurance. Subadviser shall maintain for the duration hereof, with an insurer acceptable to Manager, a blanket bond and professional liability (errors and omissions) insurance in amounts reasonably acceptable to Manager. Subadviser agrees that such insurance shall be considered primary and Subadviser shall assure that such policies pay claims prior to similar policies that may be maintained by Manager. In the event Subadviser fails to have in force such insurance, that failure will not exclude Subadviser responsibility to pay up to the limit Subadviser would have had to pay had said insurance been in force.
VII.  CONFLICTS OF INTEREST
 7.1 Conflicts of Interest. It is understood that the Trustees, officers, agents and shareholders of the Trust are or may be interested in Subadviser as directors, officers, stockholders or otherwise; that directors, officers, agents and stockholders of Subadviser are or may be interested in the Trust as trustees, officers, shareholders or otherwise; that Subadviser may be interested in the Trust; and that the existence of any such dual interest shall not affect the validity of this Agreement or of any transactions hereunder except as otherwise provided in the Trust's Declaration of Trust and the Articles of Incorporation of Subadviser, respectively, or by specific provisions of applicable law.
VIII.  REGULATION
 8.1 Regulation. Subadviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body by reason of this Agreement may reasonably request or require pursuant to applicable laws and regulations.
IX.  DURATION AND TERMINATION OF AGREEMENT
 9.1 Effective Date; Duration; Continuance. (a) This Agreement shall become effective on _________, 1997.
 (b) Subject to prior termination pursuant to Section 9.2 below, this Agreement shall continue in force until ________, and indefinitely thereafter, but only so long as the continuance after such date shall be specifically approved at least annually by vote of the Trustees or by a vote of a majority of the outstanding voting securities of the Portfolio, provided that in either event such continuance shall also be approved by the vote of a majority of the Trustees who are not "interested persons" (as such term is defined in the Investment Company Act) of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval.
 (c) The required shareholder approval of this Agreement or any continuance of this Agreement shall be effective with respect to the Portfolio if a majority of the outstanding voting securities of the series (as defined in Rule 18f-2(h) under the Investment Company Act) of shares of the Portfolio votes to approve this Agreement or its continuance.
 9.2 Termination and Assignment. This Agreement may be terminated at any time, upon sixty days' written notice, without the payment of any penalty,
(i) by the Trustees, (ii) by the vote of a majority of the outstanding voting securities of the Portfolio; (iii) by Manager, or (iv) by Subadviser.
 (b) This Agreement will terminate automatically, without the payment of any penalty, (i) in the event of its assignment (as defined in the Investment Company Act) or (ii) in the event the Management Contract is terminated for any reason.
 9.3 Definitions. The terms "registered investment company," "vote of a majority of the outstanding voting securities," "assignment," and "interested persons," when used herein, shall have the respective meanings specified in the Investment Company Act as now in effect or as hereafter amended.
X.  REPRESENTATIONS, WARRANTIES AND COVENANTS
 10.1 Representations of the Portfolio. The Trust, on behalf of the Portfolio, represents and warrants that:
 (i) the Trust is a business trust established pursuant to the laws of the [Commonwealth of Massachusetts];
 (ii) the Trust is duly registered as an investment company under the Investment Company Act and the Portfolio is a duly constituted series portfolio thereof;
 (iii) the execution, delivery and performance of this Agreement are within the Trust's powers, have been and remain duly authorized by all necessary action (including without limitation all necessary approvals and other actions required under the Investment Company Act) and will not violate or constitute a default under any applicable law or regulation or of any decree, order, judgment, agreement or instrument binding on the Trust or the Portfolio;
 (iv) no consent (including, but not limited to, exchange control consents) of any applicable governmental authority or body is necessary, except for such consents as have been obtained and are in full force and effect, and all conditions of which have been duly complied with; and
 (v) this Agreement constitutes a legal, valid and binding obligation enforceable against the Trust and the Portfolio in accordance with its terms.
 10.2 Representations of the Manager. The Manager represents, warrants and agrees that:
 (i) Manager is a corporation established pursuant to the laws of the Commonwealth of Massachusetts;
 (ii) Manager is duly registered as an "investment adviser" under the Investment Advisers Act of 1940 ("Advisers Act");
 (iii) Manager has been duly appointed by the Trustees and Shareholders of the Portfolio to provide investment services to the Portfolio as contemplated by the Management Contract.
 (iv) the execution, delivery and performance of this Agreement are within Manager's powers, have been and remain duly authorized by all necessary corporate action and will not violate or constitute a default under any applicable law or regulation or of any decree, order, judgment, agreement or instrument binding on Manager;
 (v) no consent (including, but not limited to, exchange control consents) of any applicable governmental authority or body is necessary, except for such consents as have been obtained and are in full force and effect, and all conditions of which have been duly complied with; and
 (vi) this Agreement constitutes a legal, valid and binding obligation enforceable against Manager.
 10.3 Representations of Subadviser. Subadviser represents, warrants and agrees that:
 (i) Subadviser is a [New York banking corporation] established pursuant to the laws of the State of New York;
 (ii) Subadviser is duly registered as an "investment adviser" under the Advisers Act; or is a "bank" as defined in Section 202 (a) (2) of the Advisers Act or an "insurance company" as defined in Section 202 (a) (2) of the Advisers Act.
 (iii) the execution, delivery and performance of this Agreement are within Subadviser's powers, have been and remain duly authorized by all necessary corporate action and will not violate or constitute a default under any applicable law or regulation or of any decree, order, judgment, agreement or instrument binding on Subadviser;
 (iv) no consent (including, but not limited to, exchange control consents) of any applicable governmental authority or body is necessary, except for such consents as have been obtained and are in full force and effect, and all conditions of which have been duly complied with; and
 (v) this Agreement constitutes a legal, valid and binding obligation enforceable against Subadviser.
 10.4 Covenants of the Subadviser. (a) Subadviser will promptly notify the Trust and Manager in writing of the occurrence of any event which could have a material impact on the performance of its obligations pursuant to this Agreement, including without limitation:
 (i) the occurrence of any event which would disqualify Subadviser from serving as an investment adviser of a registered investment company pursuant to Section 9 (a) of the Investment Company Act or otherwise;
 (ii) any material change in the Subadviser's overall business activities that may have a material adverse affect on the Subadviser's ability to perform under its obligations under this Agreement;
 (iii)  any event that would constitute a change in control of Subadviser;
 (iv)  any change in the portfolio manager of the Portfolio; and
 (v) the existence of any pending or threatened audit, investigation, complaint, examination or other inquiry (other than routine banking examinations) relating to the Portfolio conducted by any state or federal governmental regulatory authority.
 (b) Subadviser agrees that it will promptly supply Manager with copies of any material changes to any of the documents provided by Subadviser pursuant to Section 4.1.
XI.  MISCELLANEOUS PROVISIONS
 11.1 Use of Subadviser's Name. Neither the Trust nor Manager will use the name of Subadviser, or any affiliate of Subadviser, in any prospectus, advertisement sales literature or other communication to the public without prior review and approval by Subadviser, which approval will not be unreasonably withheld or delayed.
 11.2 Use of Trust or Manager's Name. Subadviser will not use the name of Manager, the Trust or the Portfolio in any prospectus, advertisement, sales literature or other communication to the public without prior review and approval by Manager, which approval will not be unreasonably withheld or delayed.
 11.3 Amendments. This Agreement may only be amended with the prior written consent of each of the parties hereto and if such amendment is specifically approved (i) by the vote of a majority of the outstanding voting securities of the Portfolio, and (ii) by the vote of a majority of the Trustees who are not interested persons (as such term is defined in the Investment Company Act) of any person to this Agreement cast in person at a meeting called for the purpose of voting on such approval. The required shareholder approval shall be effective with respect to the Portfolio if a majority of the outstanding voting securities of the Portfolio vote to approve the amendment.
 11.4 Entire Agreement. This Agreement contains the entire understanding and agreement of the parties with respect to the subject hereof.
 11.5 Captions. The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part of the Agreement.
 11.6 Notices. All notices required to be given pursuant to this Agreement shall be delivered or mailed to the last known business address of the Trust, Manager or Subadviser, as the case may be, in person or by registered mail or a private mail or delivery service providing the sender with notice of receipt. Notice shall be deemed given on the date delivered or mailed in accordance with this Section 11.6.
 11.7 Severability. Should any portion of this Agreement, for any reason, be held to be void at law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.
 11.8 Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts (without giving effect to the choice of law provisions thereof), or any of the applicable provisions of the Investment Company Act. To the extent that the laws of the Commonwealth of Massachusetts, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control.
 11.9 Limitation of Liability. The Declaration of Trust establishing the Trust, dated __________, a copy of which, together with all amendments, is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that the name "Fidelity Concord Street Trust" refers to the Trustees under the declaration collectively as Trustees, but not as individuals or personally, and no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property, for the satisfaction of any obligation or claim, in connection with the affairs of the Trust or any Portfolio thereof, but only the assets belonging to the Trust, or to the particular portfolio with which the obligee or claimant dealt, shall be liable.

 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers as of the date first mentioned above.
Fidelity Concord Street Trust, on behalf of Spartan International Index
Fund
By:___________________________
Name:
Title:
Fidelity Management & Research Company
By:___________________________
Name:
Title:
Bankers Trust Company
By:___________________________
Name:
Title:

APPENDIX A
 Pursuant to Section 1.6 of the Subadvisory Agreement among Fidelity Concord Street Trust (the "Trust"), on behalf of Spartan International Index Fund (the "Portfolio"), Fidelity Management and Research Company ("Manager") and Bankers Trust Company ("Subadviser"), Subadviser shall be compensated for the services it performs on behalf of the Portfolio as follows:
 1. Fees Payable by Manager. Manager will pay Subadviser a monthly fee computed at an annual rate (the "Subadviser Percentage Fee") of 0.0X% (X basis points) of the average daily net assets of the Portfolio (computed in the manner set forth in the Trust's Declaration of Trust) throughout the month.

 Subadviser's fee shall be computed monthly, and within five business days of the end of each calendar month Manager shall transmit to Subadviser the fee for the previous month. Payment shall be made in federal funds wired to a bank account designated by Subadviser. If this Agreement becomes effective or terminates before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.
 Subadviser agrees to look exclusively to Manager for the payment of Subadviser's fees arising under this paragraph 1.
 2. Fees Payable by Trust. The Trust, on behalf of the Portfolio, shall pay the sub-adviser a securities lending fee equal to 40% of the net return to the fund from loans of portfolio securities, payable monthly and calculated in the fashion described below.
The net return to the fund from loans of portfolio securities shall be, with respect to each loan, (1) the amount earned by the fund from holding the security and lending it to another party, less (2) the return the fund would have earned if it had not lent the security.
For loans against cash collateral, the amount in clause (1) shall include
(a) the return to the fund (including income, gains, or losses) from investment of the cash collateral, less (b) any rebate fee or similar fee payable to the borrowing party. For loans against identified collateral, the amount in clause (1) shall include any securities lending fees earned by the fund with respect to each loan. The amounts in clauses (1) and (2) shall in each case be net of any withholding taxes.
If the subadviser earns additional fees with respect to investment of collateral for securities loans (such as management or other fees from an investment company in which collateral may be invested), the amount of such other fees shall be added to the amount earned by the fund under clause
(1), but shall also be subtracted from the securities lending fees due to the sub-advisor for that period.
[Securities lending fees shall be accrued daily and paid monthly on the first business day of each month.]
If the net return to the fund from loans of portfolio securities is a negative amount, the securities lending fee for that period shall be zero, and the 40% of the negative amount will be carried forward and applied against future securities lending fees.